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                                                                   EXHIBIT 12.1
THE PNC FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES
Computation of Ratio of Earnings
to Fixed Charges


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                                               Nine months ended                        Year ended December 31
                                                September 30        --------------------------------------------------------------
Dollars in millions                                     2003          2002          2001          2000          1999         1998
------------------------------------------------------------        ------        ------        ------        ------       ------
EARNINGS
Income from continuing operations before taxes        $1,120        $1,821        $  564        $1,848        $1,788       $1,651
Fixed charges excluding interest on deposits             284           433           763         1,033           980        1,159
                                                      ------        ------        ------        ------        ------       ------
       Subtotal                                        1,404         2,254         1,327         2,881         2,768        2,810
Interest on deposits                                     355           659         1,229         1,653         1,369        1,471
                                                      ------        ------        ------        ------        ------       ------
       Total                                          $1,759        $2,913        $2,556        $4,534        $4,137       $4,281
                                                      ======        ======        ======        ======        ======       ======

FIXED CHARGES
Interest on borrowed funds                            $  210        $  316        $  646        $  915        $  870       $1,065
Interest component of rentals                             45            58            53            50            44           33
Amortization of notes and debentures                       1             1             1             1             1            1
Distributions on mandatorily redeemable
    capital securities of subsidiary trusts               28            58            63            67            65           60
                                                      ------        ------        ------        ------        ------       ------
       Subtotal                                          284           433           763         1,033           980        1,159
Interest on deposits                                     355           659         1,229         1,653         1,369        1,471
                                                      ------        ------        ------        ------        ------       ------
       Total                                          $  639        $1,092        $1,992        $2,686        $2,349       $2,630
                                                      ======        ======        ======        ======        ======       ======

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                          4.94 x        5.21 x        1.74 x        2.79 x        2.82 x       2.42 x
Including interest on deposits                          2.75          2.67          1.28          1.69          1.76         1.63
============================================================        ======        ======        ======        ======       ======

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